EXHIBIT 10.4

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is dated as of the 22nd day of August, 2008

BETWEEN:

Corporación Amermín S.A. de C.V., a corporation existing under the laws of Mexico (the “Seller”)

- and -

Paramount Gold de México S.A. de C.V., a corporation existing under the laws of Mexico (the “Buyer”)

- and –

Paramount Gold and Silver Corp., a corporation existing under the laws of Delaware (“Paramount”)

- and –

Tara Gold Resources Corp. a corporation existing under the laws of Nevada (“Tara Gold”)

CONTEXT:

A.

The Buyer and Seller are parties to a Joint Venture Agreement dated as of February 7, 2007 (the “Joint Venture Agreement”) with respect to exploration, development and exploitation of mineral deposits located in certain mining concessions in Mexico (the “Joint Venture”).

B.

The Buyer holds a 70% interest in the Joint Venture and the underlying mining concessions; the Seller holds a 30% interest in the Joint Venture and the underlying mining concessions. Notwithstanding the foregoing, with respect to the mining concessions known as the La Blanca Group (4 concessions) and Elyca (1 concession), the Buyer holds a 90% interest and the Seller holds a 10% interest.

C.

The Seller wishes to sell, and the Buyer wishes to buy, the Seller’s entire interest in the Joint Venture, the underlying mining concessions, and the other assets referred to at Schedule A, subject to the terms of this Agreement.

D.

The Seller is a wholly owned subsidiary of Tara Gold.

E.

The Buyer is a wholly owned subsidiary of Paramount.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1

Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, the closing of this transaction will occur forthwith, and in any event within 5 business days, upon the satisfaction of the conditions precedent set out in Section 2.3, (the “Closing Date”) whereupon the Seller will sell and the Buyer will purchase all of the rights, title, assets, privileges, benefits and property of the Seller listed in Schedule A hereto (the “Interest”) including without limitation all of the Seller’s rights, title, benefits, privileges in the Joint Venture (the “JV Transfer”) and the Seller’s interest in the mining concessions (the “Concessions”) listed in subparagraphs (a) through (t) on Schedule “A”. For greater certainty, the JV Transfer shall refer to the sale of all rights, title, assets, benefits, privileges and property of the Seller listed in Schedule “A” hereto save and except for the Concessions.

1.2

Transfer of Concessions

The Buyer and Seller shall enter into an agreement in the form of the agreement set out in Schedule “C” hereto, whereby the Seller shall convey on the Closing Date to the Buyer all of its right, title and interest in the Concessions (the “Concession Transfer Agreement”).

1.3

Transfer of JV Interest

The Buyer and Seller shall enter into an agreement in the form of the agreement set out in Schedule “F” hereto, whereby the Seller shall convey its interest in the Joint Venture Agreement to the Buyer and upon such transfer the parties agree that the Joint Venture Agreement shall be terminated (the “JV Transfer and Termination Agreement”).

1.4

Other Documents to be Delivered in Escrow

The following documents (collectively, the “Ancillary Documents”) shall be executed and delivered to Jeffrey Klein, Esq. (the “Escrow Agent”):

(a)

the escrow agreement (the “Escrow Agreement”) substantially in the form set out in Schedule “G” hereto, together with the irrevocable stock power attached as Exhibit “A” to that agreement;

(b)

the stock ownership agreement substantially in the form set out in Schedule “D” hereto, together with the irrevocable proxy attached as Exhibit “A” to that agreement (collectively, the “Ownership Agreement and Proxy”); and

(c)

the mutual full and final release (the “Release”) substantially in the form set out in Schedule “B” hereto,

to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE 2
PURCHASE PRICE

2.1

Amount of Consideration

The Seller shall transfer the Interest to the Buyer, including, without limitation, all of the Seller’s rights, title, benefits, privileges in the Joint Venture and the Seller’s interest in the Concessions listed in subparagraphs (a) through (t) on Schedule “A,” with clear title, to the Buyer, in consideration of $8,334.34 MXN per concession for an aggregate of $100,000 MXN (the “Purchase Price”), plus the value added tax on said amounts at the rate of 15%, all of the above against delivery of a Mexican tax invoice of the Seller.

In consideration of Tara Gold’s entering into this Agreement and providing the representations, warranties, covenants and agreements herein and also in consideration of Tara Gold’s making Amermin enter into this Agreement and bind itself pursuant to its terms, Paramount shall pay Tara Gold an amount equal to 7,350,000 times the average closing price per share of Paramount’s common shares as reported by the American Stock Exchange (“AMEX”) for the 20 consecutive trading days ending August 21, 2008, being US$8,724,450 (the “Tara Consideration”).

Concurrent with the execution and delivery of this Agreement certified resolutions of the Board of Directors of Buyer and Paramount and of Seller and Tara Gold approving transactions contemplated by this Agreement including in the case of Paramount, the issuance of the Tara Shares and the Consultant Shares and in the case of Tara Gold the transfer of the Interest, shall be executed and delivered.

2.2

Payment of Consideration

Paramount will issue to Tara Gold  7,350,000 common shares in the capital stock of Paramount (the “Tara Shares”) registered in the name of Tara Gold. For greater certainty, the number of shares to be issued as Tara Shares shall not fluctuate based on any change in the value of the common shares of Paramount on or prior to the Closing Date.

The Buyer will satisfy the Purchase Price in immediately negotiable funds on the Closing Date.

Each of the Tara Shares and the Purchase Price shall be deliverable to the Escrow Agent on the Closing Date or as soon thereafter as is reasonably possible and shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

2.3

Conditions Precedent

The parties acknowledge and agree that the closing of the transfer of the Interest is conditional upon the following:

(a)

the parties shall have executed the Concession Transfer Agreement and application has been made to the Bureau of Mines in Mexico to transfer of the Seller’s interest in the Concessions;

(b)

the Toronto Stock Exchange (“TSX”) and the American Stock Exchange (“AMEX”) (the TSX and AMEX are collectively, the “Exchanges”) shall have approved the issuance of the Tara Shares and the Consultant Shares (such approval being, collectively, the “Exchange Approvals”); and

(c)

the Seller and Tara Gold shall promptly provide Paramount with such documents, information, forms, including personal information forms, as may be required by the Exchanges in order to obtain the Exchanges’ approval for the purchase and sale of the Interest and the issuance of the Tara Shares; and

(d)

the parties and all additional signatories shall have executed the Concession Transfer Agreement, the JV Transfer and Termination Agreement, the Ancillary Agreements and any other documentation reasonably required by either party to complete the matters contemplated herein.

The parties hereto hereby agree to act in good faith and to use their commercially reasonable best efforts to satisfy these conditions by September 10, 2008 or as soon as possible thereafter.

It is noted that listing fees (the “Listing Fees”) payable to the Exchanges for the Tara Shares and for the Consultant Shares shall be entirely for the account of and paid by Paramount provided that, in the event that the Initial Registration (defined below) is not completed by February 28, 2009 or such later date as the Buyer permits from time to time, the Seller shall reimburse Paramount for fifty percent (50%) of the Listing Fees on the later of March 14, 2009 or on the day that is 14 calendar days after such later date as the Buyer may permit pursuant to this Agreement.

The parties acknowledge that as of the date hereof, the Buyer has delivered invoices to the Seller with respect to exploration activities undertaken by the Buyer on behalf of the Joint Venture (all such invoices and any such invoices delivered pursuant to the Joint Venture Agreement after the date hereof, being the “Invoices”). The parties agree that, upon the completion of the Initial Registration, the Invoices shall be cancelled as of the Closing Date and neither Tara Gold nor the Seller shall have any liabilities or obligations whatsoever to the Buyer or Paramount in respect of the Invoices. Pending the completion of the Initial Registration, all rights and obligations of the parties under the Joint Venture Agreement shall remain in effect, in accordance with the terms of the Joint Venture Agreement with the exception that the Seller shall not have any rights under the Joint Venture Agreement and shall not be required to remit payment for the Invoices after the date of this Agreement without diluting the Seller’s interests in the Joint Venture and the Concessions or prejudicing any rights that the Seller may have under the Joint Venture Agreement to dispute Invoices delivered after the date of this Agreement. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, in the event that the Initial Registration is not completed by February 28, 2009 or such later date as the Buyer permits from time to time, Tara Gold and/or the Seller shall remit payment for the Invoices without set off, abatement or deduction at 5:00 p.m. (Eastern) on the later of (i) March 14, 2009 or (ii) on the day that is 14 calendar days after such later date (the “Invoice Payment Date”).  In the event that payment is not made by the Invoice Payment Date, the provisions relating to such non-payment in the Joint Venture Agreement shall immediately apply, including without limitation the dilution of the Seller’s interest therein.

2.4

Conditions Subsequent

Notwithstanding any terms of this Agreement to the contrary, the parties acknowledge and agree that until:

(a)

the Concessions and the Seller’s interest in the Concessions provided for in the Concession Transfer Agreement, other than the Santa Cruz mining concession, have been registered (the “Initial Registration”) in the Bureau of Mines in Mexico in the name of the Buyer, free of liens, charges, and defects of title, the completion of the transactions contemplated herein shall be held in escrow and all of the closing documents including the 7,000,000 Tara Shares issued on the Closing Date shall be held in escrow by the Escrow Agent; and

(b)

the Initial Registration has occurred and the Santa Cruz mining concession has been registered (the “Santa Cruz Transfer”) in the Bureau of Mines in Mexico in the name of the Buyer, free of liens, charges, and defects of title, 350,000 of the Tara Shares issued on the Closing Date shall be held in escrow by the Escrow Agent.

All parties agree to act in good faith and to use their commercially reasonable best efforts to accomplish these transfers and registrations as soon as possible. The Seller and Tara Gold shall jointly be responsible to resolve at their cost the litigation concerning the Santa Cruz concession and to transfer good title of same to the Buyer free and clear of encumbrances or rights of others. Neither the Buyer nor Paramount shall be responsible to resolve the litigation or complete the transfer of the Santa Cruz concession. Subject to the receipt by the Escrow Agent on the Closing Date of all duly signed Ancillary Documents and subject to the terms of the Escrow Agreement, two share certificates representing 7,000,000 Tara Shares, in the aggregate, shall be delivered to Tara Gold within 10 business days of the Initial Registration and one share certificate representing the remaining 350,000 Tara Shares shall be delivered to Tara Gold within 10 business days of the Santa Cruz Transfer.

Notwithstanding the foregoing or any other provisions hereof to the contrary, in the event that the Initial Registration is not completed by February 28, 2009 or such later date as the Buyer permits from time to time, all of the Tara Shares held in escrow pursuant to Section 2.4 shall be returned to Paramount for cancellation together with the Purchase Price, the Interest shall revert to the Seller and any Concession listed in sections (a) to (q) of Schedule A hereto that have been registered in the name of the Buyer pursuant to this Agreement shall be re-registered as such Concession was registered at the date of this Agreement, and all transactions contemplated herein and in each of the Concession Transfer Agreement, the JV Transfer and Termination Agreement, the Ownership Agreement and Proxy, the Release and any other Ancillary Agreements except the Escrow Agreement shall be null and void and the Joint Venture Agreement shall be deemed to have remained in full force and effect throughout without any regard to this Agreement or the transactions contemplated herein, except that Tara Gold shall have until the Invoice Payment Date to pay the Invoices without penalty or any reduction of its current interests in the Concession and the Joint Venture. For greater certainty, in the event that payment is not made by the Invoice Payment Date, the provisions relating to non-payment of invoices in the Joint Venture Agreement shall immediately apply, including without limitation the immediate dilution of the Seller’s interest therein. Further, in the event that the Santa Cruz Transfer is not completed by December 31, 2009 or such earlier date that all or substantially all of the assets or shares of Paramount or the Buyer are sold to a bona fide purchaser for value, the 350,000 Tara Shares held in escrow pursuant to Section 2.4(b) shall be returned to Paramount for cancellation and the Buyer and Paramount shall have no further recourse against the Seller and Tara Gold in respect to the non-transfer of the Santa Cruz mining concession.

2.5

Consultant Shares

Belmont Financial Participation Group (the “Consultant”) shall be issued 300,000 common shares of Paramount as consideration for negotiating this transaction between the Seller and Buyer (the “Consultant Shares”) to be held in escrow by the Escrow Agent under the Escrow Agreement pending completion of the Initial Registration pursuant to Section 2.4(a) hereof.

ARTICLE 3
RESTRICTIONS ON TARA SHARES

3.1

Securities Laws

The Tara Shares and the Consultant Shares shall bear the legends as required by applicable securities laws and the Exchanges.

To the extent any legal opinions are required by applicable securities laws, stock exchange requirements or the requirements of Paramount’s transfer agent, in order for Tara Gold to transfer any Tara Shares in accordance with the terms of this Agreement, Paramount will use its commercially reasonable best efforts for those opinions to be provided forthwith and in any event will cause them to be delivered to Tara Gold within 10 business days of a request.

3.2

Restrictions on Transfer, Etc.

Subject to Section 2.4, Section 3.1, applicable securities laws and the rules of the Exchanges, Tara Gold shall be permitted to transfer up to 3,000,000 of the Tara Shares prior to the date which is 18 months after the Closing Date (the “Trading Date”) and any remaining Tara Shares held by Tara Gold may be transferred at any time after the date which is 18 months after the Closing Date. In this regard, subject to the terms of this Agreement Paramount shall deliver to Tara Gold, 3 share certificates registered in the name of Tara Gold as follows:

(i)

one certificate representing 350,000 shares;

(ii)

one certificate representing 3,000,000 shares; and

(iii)

one certificate representing 4,000,000 shares, which shall contain, in addition to any legends required by applicable securities law, a legend (the

“Agreement Legend”) confirming that the shares are not freely tradeable until the Trading Date.

Notwithstanding the above, Paramount agrees that the restrictions on transfer in this Section 3.2, other than those required by applicable securities laws and the rules of the Exchanges, do not apply in the event of:

(a)

if all or a substantial part of the mining concessions know as the “San Miguel Groupings” listed in paragraphs (a) through (l) of Schedule “A” are disposed of by Paramount other than to an affiliate;

(b)

the acquisition by take-over bid, tender offer or similar transaction by any person of direct or indirect ownership or control of 50% or more of either (i) the then outstanding common shares of Paramount or (ii) the combined voting power of the then outstanding voting securities of Paramount entitled to vote generally in the election of directors;

(c)

the approval by the shareholders of Paramount of an arrangement, amalgamation, merger, consolidation or similar transaction or the approval by the shareholders of Paramount of the sale or other disposition of all or substantially all of the assets of Paramount or the public recommendation of the Board of Directors of Paramount that shareholders of Paramount approve any such transaction; or

(d)

the encumbrance, pledge or charge of all or any of the Tara Shares in respect of any bona fide arms length third-party loan or debt financing made to Tara Gold or any of its affiliates.  For certainty if the lender under such transaction becomes entitled to realize on any of the Tara Shares the restrictions on transfer in Section 3.2 shall continue to apply and remain in full force and effect.

Tara Gold agrees not to transfer, sell, assign, pledge, encumber, mortgage or convey Tara Shares other than in accordance with this Section 3.2.  However, nothing herein shall restrict Tara Gold from encumbering, pledging or charging any of the Tara Shares or its interest therein in respect of any bona fide arms length third-party loan or debt financing where the Tara Shares are used as security but such transaction does not limit, restrict, alter or affect any of the restrictions applicable to the Tara Shares at law or hereunder. Further, notwithstanding any provision hereof to the contrary, Tara Gold shall not transfer, sell, assign, pledge, encumber, mortgage or convey any or all of the Tara Shares prior to the Initial Registration and the release of the Tara Shares from escrow pursuant to sections 2.4(a) and (b) hereof respectively.

ARTICLE 4
REPRESENTATIONS WARRANTIES AND COVENANTS

4.1

Seller’s Representations, Warranties and Covenants

The Seller and Tara Gold, jointly and severally, represents, warrants, covenants and agrees with and to the Buyer and Paramount that:

4.1.1

the Seller is a corporation duly incorporated and validly existing under the laws of Mexico;

4.1.2

Tara Gold is a corporation duly incorporated and validly existing under the laws of the State of Nevada;

4.1.3

the Seller has good right, full power and absolute authority to execute and deliver this Agreement and to sell, assign, and transfer the Interest in the manner contemplated herein and to perform all of the Seller’s obligations under this Agreement;

4.1.4

the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action (including shareholder approval) on the part of each of the Seller and Tara Gold;

4.1.5

this Agreement is a legal, valid and binding obligation of each of the Seller and Tara Gold, enforceable against them in accordance with its terms;

4.1.6

the Seller is the sole, absolute, beneficial owner of and has good and marketable title to the Interest being purchased and sold, free and clear of all mortgages, liens, charges, rights of others, security interests, claims, adverse claims, pledges, encumbrances and demands of any nature whatsoever;

4.1.7

the Interest includes a 30% interest in the Joint Venture and the underlying mining concessions, save and except the concessions known as La Blanca (4 concessions) and Elyca (1 concession) where the Seller holds a 10% interest therein;

4.1.8

no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Seller or Tara Gold of all or any part of the Interest being purchased and sold;

4.1.9

the execution, delivery and performance of this Agreement and the purchase and sale of the Interest will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Seller or Tara Gold under any term or provision of any of the articles of incorporation, by-laws or other constating documents of the Seller or Tara Gold, the provisions of any agreement, indenture, deed, debenture, mortgage, bond or other document or instrument to which the Seller or Tara Gold is a party or by which either of them are bound;

4.1.10

as of the date hereof, there are no outstanding obligations or commitments for reclamation, closure or other environmental corrective, clean up or remediation action directly or indirectly relating to the Interest or any part thereof;

4.1.11

Tara Gold is aware of, and will comply with, its obligations under the applicable securities laws and the rules of the Exchanges in connection with any transfer, trade or sale of the Tara Shares by Tara Gold after the date of this Agreement;

4.1.12

Tara Gold and the Seller shall exercise commercially reasonable best efforts to resolve at their cost the litigation concerning the Santa Cruz concession and shall transfer good title of same to the Buyer free and clear of encumbrances or rights of others on or before December 31, 2009;

4.1.13

the representations, warranties, covenants and agreements contained in this Section 4.1 will be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date and shall not merge on the Closing Date; and

4.1.14

no representation or warranty contained in this Section 4.1 contains any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained herein not misleading.

4.2

Buyer’s Representations, Warranties and Covenants

The Buyer and Paramount, jointly and severally, represents, warrants, covenants and agrees with and to the Seller and Tara Gold that:

4.2.1

the Buyer is a corporation duly incorporated and validly existing under the laws of Mexico;

4.2.2

Paramount is a corporation duly incorporated and validly existing under the laws of the State of Delaware;

4.2.3

the Buyer has good right, full power and absolute authority to execute and deliver this Agreement and to perform all of the Buyer’s obligations under this Agreement;

4.2.4

the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of each of the Buyer and Paramount;

4.2.5

the authorized capital of Paramount consists of 100,000,000 shares of common stock of which 48,595,997 common shares are issued and outstanding as at the date of this Agreement;

4.2.6

this Agreement has been duly executed and delivered by the Buyer and Paramount;

4.2.7

Paramount has applied for the Exchange Approvals;

4.2.8

Paramount is a reporting issuer in Ontario and an S.E.C. registrant in the U.S.A. not in default under applicable securities laws and is in compliance with the rules of the Exchanges;

4.2.9

the issuance of the Tara Shares and the Consultant Shares will not constitute or result in a violation or breach of or default under or cause the acceleration of any obligation of the Buyer or Paramount under any term or provision of the articles, bylaws or other constating documents of the Buyer or Paramount or the provisions of any agreement, indenture, deed, debenture, mortgage, bond or other document or instrument to which the Buyer or Paramount is a party or by which either of them are bound.  Upon release from escrow, the Tara Shares and the Consultant Shares will have been validly issued as fully paid and non-assessable shares in the capital of Paramount and, subject to Section 3.1 and Section 3.2 and the applicable securities laws, shall be freely tradable and are not subject to any restrictions on transfer and resale;

4.2.10

Paramount shall bear the cost of the Escrow Agent’s fees, including all applicable taxes and disbursements;

4.2.11

the representations, warranties, covenants and agreements contained in this Section 4.2 will be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date and shall not merge on the Closing Date; and

4.2.12

no representation or warranty contained in this Section 4.2 contains any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained herein not misleading.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1

Survival of Representations and Warranties

All representations, warranties, covenants and agreements of the parties contained in this Agreement or in any agreement or other document delivered or given pursuant to this Agreement, will survive the closing of the transactions contemplated by this Agreement and, despite any investigation made by or on behalf of either party, will continue in full force and effect without limit as to time.

5.2

Joint and Several

For greater certainty all of the representations, warranties, covenants and agreements of the Seller and Tara Gold in Section 4.1, and Buyer and Paramount in Section 4.2, are joint and several and any claim under this Agreement can be enforced against either or both of the Seller or Tara Gold in the sole discretion of the Buyer and Paramount and can be enforced against either or both of the Buyer or Paramount in the sole discretion of the Seller and Tara Gold.  Further, subject to the limited recourse in relation to any non-transfer of the Santa Cruz mining concession set forth in Section 2.4, the amount of any damages for any claim under this Agreement or any documents delivered pursuant hereto shall in no way be affected, limited or capped based on the amount or allocation of any consideration paid to Tara Gold and the Seller.

ARTICLE 6
GENERAL

6.1

Time of Essence

Time is of the essence in all respects of this Agreement.

6.2

Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of Ontario, but the transfer, registration effects, and other matters directly pertaining to the Concessions shall be governed by Mexican law.

6.3

Further Assurances

Each of the parties, upon the request of the other party, whether before or after the Closing Date, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to complete and give full effect to the transactions contemplated by this Agreement. For greater certainty and without limiting the generality of the foregoing, if required by either the Buyer or the Seller, the parties agree that this Agreement, the JV Transfer and Termination Agreement or one or more of the Ancillary Agreements, as applicable, shall be translated into the Spanish language and each Party hereby agrees to execute such Spanish version. The cost of the translation service shall be split equally by the parties. In the event of any discrepancy between the Spanish version and the English version of this Agreement, the English version shall prevail.

6.4

Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement. The Schedules to this Agreement form part of this Agreement. In the event of any inconsistency between the terms of Articles 1 to 6 of this Agreement and the terms of any of the Schedules to this Agreement, the terms of Articles 1 to 6 of this Agreement shall govern.

6.5

Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either party without the prior consent of all of the other parties, which consent may be withheld in the sole discretion of the other parties. This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

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6.6

Counterparts

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original and each of which may be delivered by facsimile or functionally equivalent electronic means, and those counterparts will together constitute one and the same instrument.

Each of the parties has executed and delivered this Agreement as of the date first written above.

CORPORACIÓN AMERMÍN S.A. DE C.V.
Per:
Name:	Ramiro Trevizo Ledezma
Title:	Sole Administrator and Legal Representative

TARA GOLD RESOURCES CORP
Per:
Name:	Francis R. Biscan Jr.
Title:	President and CEO

Per:
Name:	Ramiro Trevizo Ledezma
Title:	Director

PARAMOUNT GOLD DE MÉXICO S.A. DE C.V.
Per:
Name:	Eduardo Robles
Title:	Attorney and Authorized Signatory

PARAMOUNT GOLD AND SILVER CORP.
Per:
Name:	Michael R. Clancy
Title:	Secretary